Exhibit 5.3
Simpson Thacher & Bartlett llp
425 Lexington Avenue
New York, N.Y. 10017-3954
(212) 455-2000

Facsimile (212) 455-2502
June 29, 2009
HCA Inc.
One Park Plaza
Nashville, TN 37203
Ladies and Gentlemen:
     We have acted as counsel to HCA Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 and the amendment thereto (as amended, the “Registration Statement”), filed by the Company and the guarantors listed therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to sales in the secondary market by persons that may be deemed to be affiliates of the Company of the following series of senior notes, senior debentures and medium-term notes of the Company (collectively, the “Notes”) issued under the indenture, dated as of December 16, 1993, between the Company and The First National Bank of Chicago, as trustee, as amended by the First Supplemental Indenture, dated as of May 25, 2000, between the Company and Bank One Trust Company, N.A., as successor trustee, the Second Supplemental Indenture, dated as of July 1, 2001, between the Company and Bank One Trust Company, N.A., as trustee, the Third Supplemental Indenture, dated as of December 5, 2001, between the Company and The Bank of New York Mellon (formerly The Bank of New York), as successor

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trustee (the “1993 Trustee”), and the Fourth Supplemental Indenture, dated as of November 14, 2006, between the Company and the 1993 Trustee (as so supplemented, the “1993 Indenture”):
(1) $500,000,000 aggregate principal amount of 5.50% Senior Notes due 2009;
(2) $750,000,000 aggregate principal amount of 8.75% Senior Notes due 2010;
(3) £150,000,000 aggregate principal amount of 8.75% Senior Notes due 2010;
(4) $500,000,000 aggregate principal amount of 7.875% Senior Notes due 2011;
(5) $500,000,000 aggregate principal amount of 6.95% Senior Notes due 2012;
(6) $500,000,000 aggregate principal amount of 6.30% Senior Notes due 2012;
(7) $500,000,000 aggregate principal amount of 6.25% Senior Notes due 2013;
(8) $500,000,000 aggregate principal amount of 6.75% Senior Notes due 2013;
(9) $500,000,000 aggregate principal amount of 5.75% Senior Notes due 2014;
(10) $750,000,000 aggregate principal amount of 6.375% Senior Notes due 2015;
(11) $1,000,000,000 aggregate principal amount of 6.50% Senior Notes due 2016;
(12) $300,000,000 aggregate principal amount of 7.69% Notes due 2025;
(13) $250,000,000 aggregate principal amount of 7.50% Senior Notes due 2033;
(14) $150,000,000 aggregate principal amount of 7.19% Debentures due 2015;
(15) $150,000,000 aggregate principal amount of 7.50% Debentures due 2023;
(16) $150,000,000 aggregate principal amount of 8.36% Debentures due 2024;
(17) $150,000,000 aggregate principal amount of 7.05% Debentures due 2027;

HCA INC.                                                                                      3
(18) $100,000,000 aggregate principal amount of 7.75% Debentures due 2036;
(19) $200,000,000 aggregate principal amount of 7.50% Debentures due 2095;
(20) $150,000,000 aggregate principal amount of 8.70% Medium-Term Notes due February 10, 2010;
(21) $150,000,000 aggregate principal amount of 9.00% Medium-Term Notes due December 15, 2014; and
(22) $125,000,000 aggregate principal amount of 7.58% Medium-Term Notes due September 15, 2025.
     We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have examined duplicates, conformed copies or forms, as the case may be, of the global notes representing the Notes. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. With respect to those series of Notes for which we have examined forms of the applicable global notes, we have assumed that the Notes of each such series were duly executed and delivered by the Company in the form we examined and that any additional terms or modifications from such

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forms were duly authorized by the Company. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     We have assumed further that the execution, delivery and performance by the Company of the Indenture and the Notes did not and do not breach or result in a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that The Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. We express no opinion as to the validity, legally binding effect or enforceability of any provision of the Notes that requires or relates to payment of any interest at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Section 114 of the Indenture or (ii) the separability provision contained in Section 109 of the Indenture. In addition, we express no opinion with respect to any provision of the Indenture which relates to choice of

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law or forum selection (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum).
     We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States (other than any Health Care Law) and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     As used herein, Health Care Laws refer to any matters subject to any statute, judicial ruling or decree, and any administrative or governmental regulation of the United States of America or any state or other political subdivision thereof pertaining to the operation of hospitals and other health care facilities or the provision of health care services, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996; the Balanced Budget Act of 1997; Titles XVIII and XIX of the Social Security Act, 42 U.S.C. § 1395 et seq. and § 1396 et seq.; the federal anti-kickback statute, 42 U.S.C. §1320a-7b(b); the civil monetary penalties law, 42 U.S.C. § 1320a-7a; the civil False Claims Act, 31 U.S.C. §§ 3729-3733; the administrative False Claims Act, 42 U.S.C. § 1320a-7b(a); the “Stark” physician self-referral law, 42 U.S.C. § 1395nn, and similar state laws; the Emergency Medical Treatment and Active Labor Act; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (P.L. 108-173); the Deficit Reduction Act of 2005; the American Recovery and Reinvestment Act of 2009; federal, state and local licensing, certification and accreditation regulations; and state laws relating to Certificates of Need, and the rules and regulations promulgated thereunder.

HCA INC.                                                                                     6
     We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the use of our name under the caption “Legal Opinions” in the Prospectus included in the Registration Statement.
Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP